Exhibit 20.1


                                     FORM 27

                              MATERIAL CHANGE FORM


Item 1.           Name and Address of Reporting Issuer

                  MDSI Mobile Data Solutions, Inc. (the "Company") 10271 Shellbridge Way
                  Richmond, B.C.
                  V6X 2W8

Item 2.           Date of Material Change

                  The effective date of the material change herein reported is April 27, 1999.

Item 3.           Date and Place of Issuance of Press Release

                  The press release was issued on April 27, 1999 at Richmond, British Columbia.

Item 4.           Summary of Material Change

                  The Company announced on April 27, 1999 that it has chosen to sell its transportation business unit.

Item 5.           Full Description of Material Change

                  The Company has announced that going forward it will be focusing exclusively on the field service markets, namely telecommunications/cable, utility, maintenance and repair organizations, state and local government, and insurance. As a result of this strategy, the Company has decided to sell its transportation business unit, which oversees the delivery markets including taxi, courier, and roadside recovery. The Company is negotiating with potential purchasers who focus on these vertical markets.

                  In announcing this decision, Ken Miller, the Company's Chief Executive Officer, noted that "Our strategy has always been to operate in those markets where we can be the leader, both in the solutions we offer and in our performance. Our success with this strategy in the field service markets is reflected in the quality, depth and increasingly international flavour of our customer list. MDSI generated a full 81% of 1998 revenues from field service markets, and 100% of our profits. Looking forward, we see the opportunity in these markets only growing larger as global deregulation of the telecommunications, cable and utility industries continues to unfold. To make the most of the opportunity, we must focus all of our resources, time and attention on these markets."

                  The Company's results from operations for the first quarter of 1999 and the comparative quarter of 1998 no longer include results of operations from the transportation business unit. In connection with the Company's decision to exit the taxi, courier, and roadside recovery markets, the Company has taken a CAD$11.3 million one-time charge to income this quarter, in accordance with Canadian generally accepted accounting principles. The one-time charge in accordance with US generally accepted accounting principles is $5.9 million.

Item 6.           Reliance on Section 75(3) of the Act
                  ------------------------------------
                  N/A

Item 7.           Omitted Information
                  N/A

Item 8.           Name & Business Telephone Number
                  of Senior Officer to Contact

                  M. Greg Beniston, Vice-President, Legal and Corporate Secretary (business telephone number 604-207-6293), is the officer of the Company knowledgeable about the details of this material change report.

Item 9.           Statement of Senior Officer

                  The Undersigned, being a senior officer of the reporting issuer, hereby attests that the foregoing accurately discloses the material change referred to herein.

                  DATED at Richmond, B.C., the 6th day of May, 1999.



                                      /s/ M. Greg Beninston
                                      ------------------------------------------
                                      (signature)

                                      M. GREG BENISTON
                                      Vice-President, Legal and
                                        Corporate Secretary

[MDSI LOGO]

                                                           FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

                       MDSI Reports First Quarter Results

        Company to focus exclusively on burgeoning field service markets

Richmond, BC, April 27, 1999 - MDSI Mobile Data Solutions Inc. ("MDSI" or "the Company") of Richmond, British Columbia (Nasdaq: MDSI; TSE, ME: MMD) announced today its first quarter results for the period ended March 31, 1999. Financial highlights include diluted EPS of $0.12 (all figures pertain to continuing operations - see below), a 92% increase in total revenues and a 69% increase in software and services revenue, over first quarter 1998. Other highlights include an announcement that going forward the Company is focusing exclusively on its burgeoning field service markets: telecommunications/cable, utility, maintenance and repair organizations, state and local government, and insurance. As a result of this strategy, the Company has chosen to sell its transportation business unit, which oversees the delivery markets: taxi, courier and roadside recovery. MDSITM is negotiating with potential purchasers who focus on these vertical markets and expects to make an announcement within the next month.

Ken Miller, MDSI's CEO, commented on the Company's field service focus and first quarter results, "Our strategy has always been to operate in those markets where we can be the leader, both in the solutions we offer and in our performance. Our success with this strategy in the field service markets is reflected in the quality, depth and increasingly international flavour of our customer list. MDSI generated a full 81% of 1998 revenues from field service markets, and 100% of our profits. Looking forward, we see the opportunity in these markets only growing larger as global deregulation of the telecommunications, cable and utility industries continues to unfold. To make the most of the opportunity, we must focus all of our resources, time and attention on these markets." Added Miller, "We are very pleased with our results this quarter. Our results for our field service operations were right where we expected them to be, indicating that we executed well on the projects in backlog, and our revenues grew significantly, as we expected. Because of seasonality in our business, first quarter is typically our slowest, but these strong results give us a great deal of confidence for the remainder of the year." Miller concluded, "This has been one of the busiest and, from a strategic point of view, most productive quarters in MDSI's history; I am very pleased to say that the company has emerged from it more focused and stronger than ever."

MDSI's results from operations for the current quarter and the comparative quarter of 1998 no longer include results of operations from the transportation business unit, reflecting this increased focus on field service markets. Unless otherwise indicated, all figures in this news release refer to operations exclusive of the transportation business unit. MDSI's financial results are stated in Canadian dollars and prepared in accordance with generally accepted accounting principles (GAAP) in the United States. For ease of comparison, MDSI has also restated its statements of operations for the previous eight quarters; they can be viewed from the "NewsFlash" link on the Home page of the Company's web site at www.mdsi-advantex.com.

For the quarter ended March 31, 1999, MDSI reported revenues of $18.8 million, up 92% from $9.8 million in the first quarter of 1998. Software and services revenue rose to $13.2 million, a 69% increase over $7.8 million recorded in the comparable period last year. To continue the enhancement of its AdvantexTM product suite and to fuel future growth, the Company continued to dedicate significant resources to its research and development, and sales and marketing efforts. Research and development expense increased 48% over the first quarter of 1998 to $2.4 million, while sales and marketing expense increased 43% to $3.9 million over the same period.

Net income and earnings per share for the first quarter of 1999 were $0.9 million and $0.12 per share (US$0.08), respectively. This compares to a net loss of $0.1 million, or $(0.01) per share (US$(0.01)), for the first quarter of 1998. In connection with MDSI's decision to exit the taxi, courier and roadside recovery markets, the Company has taken a $5.9 million one-time charge to income this quarter. EPS after the charge is $(0.70).

Total backlog at March 31, 1999 was $63.8 million, up 11% over $57.7 million at December 31, 1998 and up 136% over $27.0 million at March 31, 1998. Software and services backlog rose to $49.6 million at March 31, 1999, a 2% gain over $48.5 million at December 31, 1998 and a 179% increase compared to $17.8 million at March 31, 1998.
                                     -more-

The results are included in the attached schedules and summarized in the table below. All amounts are in millions, except per share amounts. Per share amounts are calculated on a diluted basis.



C$ millions, except per share amounts.                            Three months ended                Three months ended
All amounts exclude the transportation business unit.               March 31, 1999                    March 31, 1998
-----------------------------------------------------               --------------                    --------------
     Total Revenues                                                      18.8                               9.8
     Software & Services Revenue                                         13.2                               7.8
     Net Income (loss)                                                    0.9                              (0.1)
     Earnings (loss) per Share                                           0.12                             (0.01)
     Backlog                                                             63.8                              27.0

A number of other significant developments have occurred since MDSI's last quarterly announcement:

     o    MDSI  concluded  its 4th  Annual  User  Group  Meetings  and  Business
          Solutions  Conference.  For  four  days,  over  400  delegates  and 23 partners from around the world attended the conference, the largest in
          MDSI's industry.
     o    The Company  announced a C$13 million contract with Telenor,  Norway's
          market   leader  in   telecommunications,   data  services  and  media
          distribution,  a C$18 million  contract  with  Belgacom SA,  Belgium's national  telecommunications  provider, and a contract with Meralco of the  Philippines,  generator of over one-half of the  country's  total energy.
     o    MDSI announced a worldwide Cooperative Marketing Agreement with Lucent
          Technologies'  subsidiary,   Kenan  Systems,  a  leading  provider  of
          billing,   customer  care,   order  management  and  decision  support
          software.
     o    MDSI changed its Nasdaq symbol effective April 1 to "MDSI".
     o    Rob Cruickshank  joined MDSI as President and Chief Operating Officer.
          Rob brings with him almost thirty years of telecommunications industry experience, including several years at the highest management levels.

MDSI is a global leader in the development and implementation of workforce management and wireless connectivity solutions for companies with mobile resources. MDSI serves companies in the utility and telecommunications/cable markets, and other strategic field service markets where mobile resources are key to the delivery of customer service, such as maintenance and repair organizations, state and local government, and insurance. The Company was founded in 1993, and has operations in the U.S., Canada, Europe, and Asia. With approximately 100 customers in over 25 countries worldwide, MDSI is the choice of industry leaders such as: AT&T Wireless Services, Belgacom SA, Boston Edison
Company,  Cablevision Systems  Corporation,  Cox Communications,  Illinois Power
Company,  North Carolina State Highway Patrol, Pacific Gas & Electric, San Diego
Gas & Electric, Tele Danmark and Telenor.

MDSI and Advantex are trademarks of MDSI Mobile Data Solutions Inc. All rights reserved. All other trademarks are the property of their respective owners.

                                      ####

This  press  release  contains   statements  that  constitute  "forward  looking
statements" within the meaning of Section 27A of the Securities  Exchange Act of
1934.  Such  statements  involve risks and  uncertainties  that may cause actual
results  to  differ  materially  from  anticipated   results.   Such  risks  and
uncertainties include, but are not limited to, risks associated with the sale of the Company's  transportation  business unit and the charge to income associated therewith,  the Company's limited operating  history,  lengthy sales cycles, the
Company's  dependence  upon  large  contracts  and  relative   concentration  of
customers,  dependence on selected  vertical  markets,  economic  conditions and other  risks  and  uncertainties  detailed  in the  Company's  filings  with the
Securities and Exchange Commission.

For further information contact:
Rick Wadsworth
Investor Relations
MDSI Mobile Data Solutions Inc.
Ph: (604) 207-6000 ext. 6300
Fax: (604) 207-6060
ir@mdsi.bc.ca
www.mdsi-advantex.com




                         MDSI MOBILE DATA SOLUTIONS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (Expressed in Canadian dollars)
                                   (Unaudited)


                                                                                                    Three months ended
                                                                                                         March 31,
                                                                                              ------------------------------
                                                                                                    1999            1998
                                                                                              --------------  --------------
REVENUE
    Software and services                                                                      $ 13,221,367     $ 7,823,224
    Third party products and services                                                             4,086,021         867,846
    Maintenance and support                                                                       1,524,179       1,132,811
                                                                                              --------------  --------------
                                                                                                 18,831,567       9,823,881

DIRECT COSTS                                                                                      8,798,732       4,502,603
                                                                                              --------------  --------------
GROSS PROFIT                                                                                     10,032,835       5,321,278
                                                                                              --------------  --------------
OPERATING EXPENSES
    Research and development                                                                      2,439,547       1,653,078
    Sales and marketing                                                                           3,879,986       2,720,129
    General and administrative                                                                    2,036,620       1,122,727
    Amortization of intangible assets                                                                94,383          94,383
                                                                                              --------------  --------------
                                                                                                  8,450,536       5,590,317
                                                                                              --------------  --------------
OPERATING INCOME (LOSS)                                                                           1,582,299        (269,039)

OTHER INCOME (EXPENSE)                                                                             (245,428)        177,441
                                                                                              --------------  --------------
INCOME (LOSS) BEFORE TAX PROVISION                                                                1,336,871         (91,598)

PROVISION FOR INCOME TAXES                                                                         (429,376)         (1,341)
                                                                                              --------------  --------------

NET INCOME (LOSS) FROM CONTINUING OPERATIONS                                                        907,495         (92,939)

(LOSS) PROFIT FROM DISCONTINUED OPERATIONS                                                       (5,852,786)        169,201
                                                                                              --------------  --------------
     NET INCOME (LOSS)                                                                         $ (4,945,291)    $    76,262
                                                                                              ==============  ==============

NET INCOME (LOSS) : CANADIAN GAAP
    NET INCOME (LOSS) FROM CONTINUING OPERATIONS: US GAAP                                      $    907,495     $   (92,939)
    Amortization of intangible assets                                                              (250,075)       (250,075)
                                                                                              --------------  --------------
    NET INCOME (LOSS) FROM CONTINUING OPERATIONS:CANADIAN GAAP                                 $    657,420     $  (343,014)
    Loss from Discontinued Operations                                                           (11,332,086)        (47,181)
                                                                                              ==============  ==============
    NET LOSS                                                                                   $(10,674,666)    $  (390,195)
                                                                                              ==============  ==============

EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
    US GAAP (Diluted)                                                                          $       0.12     $     (0.01)
                                                                                              ==============  ==============
    CANADIAN GAAP (Basic)                                                                      $       0.09     $     (0.05)
                                                                                              ==============  ==============
NET EARNINGS (LOSS) PER COMMON SHARE:
    US GAAP (Diluted)                                                                          $      (0.70)    $      0.01
                                                                                              ==============  ==============

    CANADIAN GAAP (Basic)                                                                      $      (1.52)    $     (0.06)
                                                                                              ==============  ==============
WEIGHTED AVERAGE SHARES OUTSTANDING:
    US GAAP (Diluted)                                                                             7,628,799       6,621,553
                                                                                              ==============  ==============
    CANADIAN GAAP (Basic)                                                                         7,021,007       6,466,336
                                                                                              ==============  ==============


                         MDSI MOBILE DATA SOLUTIONS INC.
                           CONSOLIDATED BALANCE SHEETS
                         (Expressed in Canadian dollars)

                                                                                                      As at
                                                                                      ---------------------------------------
                                                                                           March 31,          December 31,
                                                                                             1999                 1998
                                                                                      -------------------  ------------------
                                                                                         (Unaudited)          (Restated)
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                               $ 23,260,398        $  6,136,711
    Accounts receivable, net
       Trade                                                                                  16,602,414          16,603,944
       Unbilled                                                                                8,106,288           7,789,586
    Prepaid expenses                                                                           2,973,160           3,458,348
    Current portion of lease receivable                                                          560,583             560,478
    Deferred income taxes                                                                        914,474           1,016,766
                                                                                      -------------------  ------------------
                                                                                              52,417,317          35,565,833

LEASE RECEIVABLE                                                                                 642,424             845,889
CAPITAL ASSETS, NET                                                                            5,734,395           5,137,296
INTANGIBLE ASSETS, NET                                                                         3,035,952           3,130,334
                                                                                      -------------------  ------------------
                                                                                              61,830,088          44,679,352
ASSETS OF DISCONTINUED OPERATIONS                                                              6,935,990          11,889,004
                                                                                      -------------------  ------------------
TOTAL ASSETS                                                                                $ 68,766,078        $ 56,568,356
                                                                                      ===================  ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                                                         $ 3,947,957         $ 7,140,470
    Accrued liabilities                                                                        4,298,867           3,320,436
    Income taxes payable                                                                       1,448,291           2,442,571
    Deferred revenue                                                                           8,517,582           7,317,895
    Current portion of long-term debt                                                             72,800             377,332
    Current obligations under capital leases                                                   1,244,797             872,917
                                                                                      -------------------  ------------------
                                                                                              19,530,294          21,471,621

OBLIGATIONS UNDER CAPITAL LEASES                                                               2,526,105           1,907,037

LIABILITIES OF DISCONTINUED OPERATIONS                                                         4,627,341           2,370,579
                                                                                      -------------------  ------------------
TOTAL LIABILITIES                                                                             26,683,740          25,749,237
                                                                                      -------------------  ------------------
STOCKHOLDERS' EQUITY
    Common stock                                                                              60,846,289          44,637,778
    Treasury stock                                                                              (122,743)           (122,743)
    Retained earnings (deficit)                                                              (18,641,208)        (13,695,916)
                                                                                      -------------------  ------------------
                                                                                              42,082,338          30,819,119
                                                                                      -------------------  ------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $ 68,766,078        $ 56,568,356
                                                                                      ===================  ==================